THE LOEWEN GROUP INC.
--------------------------------------------------------------------------------
(TSE:  LWN)                                                                 NEWS

Media Contact:          James Hoggan & Associates Inc.
                        Karen Cook Boas
                        (604) 739-7500 or
                        Email kcookboas@hoggan.com

Investor Contact:       (800) 347-7010

                             FOR IMMEDIATE RELEASE

                  THE LOEWEN GROUP REPORTS FIRST QUARTER 2000

                      o  Reorganization Progress Continues
        o  Operating Cashflow Increases while Cash Balances Increase 61%
                       __________________________________

VANCOUVER, BC -- May 1, 2000 -- THE LOEWEN GROUP INC. (TSE: LWN), today announced its unaudited results for the quarter ended March 31, 2000 and commented on the progress of its reorganization since the Company was granted court protection from creditors on June 1, 1999. The Company reported net earnings of $22.8 million on gross revenue of $256.9 million for the quarter ended March 31, 2000, compared with net earnings of $6.9 million on gross revenue of $306.8 million for the quarter ended March 31, 1999.

John S. Lacey, Chairman of the Board, said the quarter's results demonstrate that the Company's initiatives to increase operating efficiencies are beginning to have a positive impact on net earnings and particularly cashflow. "Although our operating performance, when compared to 1999, still reflects the effects of the bankruptcy filing, we continue to initiate steps and strategies to improve the long-term cashflow of our businesses while improving our service to clients at competitive prices."

OPERATING RESULTS

Funeral home revenues for the first quarter were $161.1 million, a decrease of
7.6 percent from $174.3 million in the first quarter of 1999. On a same store basis, the number of funerals performed was down 6.2 percent compared with the first quarter of 1999, which reflects to a large extent the effects of the bankruptcy filing in June 1999. The Company also experienced a lower average revenue per funeral service during the quarter as more competitive pricing was implemented during 1999 to restore market share and volumes over the long term. Overall funeral home operating margins in Q1 2000 were 34.0 percent compared with 38.7 percent in Q1 1999. The Company performed approximately 43,400 funeral services during the first quarter of 2000 compared with 46,300 in the same period a year earlier.

First quarter cemetery revenues were down 34.5 percent to $71.2 million, compared with $108.8 million in the same quarter in 1999. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's previously announced changes to its commission structure and pre-need sales

                                    - more -
program. These changes contributed to the improved cemetery cash flow of $21.3 million for the quarter ended March 31, 2000 compared with cash flow of $10.0 million in the same period last year. Cemetery operating margin was $19.6 million for the quarter compared with $30.1 million for the same period last year. The Company has implemented additional changes in its pre-need sales program in April 2000 to further improve cashflow.

General and administrative expenses were reduced 32.5 percent or $8.5 million in the first quarter of 2000 from the same period in 1999, as part of a continuing program to operate more efficiently.

The Company incurred $6.9 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.

REORGANIZATION PROGRESS

Mr. Lacey commented: "We are continuing to make progress on our plans to emerge from bankruptcy. This process requires many steps, requiring cooperation from all parties involved, including employees and the Official Unsecured Creditors' Committee. Following approval of the Company's business plan in February this year by our Board of Directors and the court-appointed Official Unsecured Creditors' Committee, we have begun implementation of its major initiatives."

Mr. Lacey also said Loewen has made substantial progress on identification of creditor claims, which must be successfully concluded before it can emerge from bankruptcy. In response to the establishment of the December 15, 1999 bar date, the deadline by which pre-petition claims had to be filed to be included within the Company's reorganization plan, the Company received approximately 9,000 claims, each of which has now been evaluated and categorized. Progress toward development of the reorganization plan continues.

"We are pleased with the continued good performance of all our employees in not only our ongoing business activities but those steps and processes necessary to ensure this Company emerges from bankruptcy."

The Company continues to support the investigation and analysis regarding the uncertainty of the secured status of the Series 3, 4, 6, 7 and Pass-through Asset Trust Securities. As announced earlier, Loewen has confirmed that it satisfied its obligations under the financing agreements.

CASH BALANCES AND DIP FACILITY

The Company has continued to build its cash balances, to $89 million at March 31, 2000 from $55 million at December 31, 1999. In July 1999, the Loewen Group obtained $200 million in debtor-in-possession ("DIP") financing to be used as working capital during the reorganization process. The Company has not found it necessary to borrow under the DIP facility during the first quarter and is currently using it only for letters of credit aggregating $20 million. Reflecting the improvements to its cash position, the Company and its DIP lenders are currently syndicating a reduced and amended facility with closing expected during the second quarter.

                                    - more -

ASSET DIVESTITURES

The Company is currently divesting 371 non-core funeral and cemetery operations through a process approved by the Bankruptcy Court on January 21, 2000. Of the 250 letters of intent received for various groups of properties, the Company now has formal bids for the majority of the properties offered for sale. Potential buyers have commenced due diligence and initial negotiations.

BASIS OF PRESENTATION

The Company's attached unaudited interim consolidated statement of operations and deficit, balance sheet and cash flow statement have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the bankruptcy proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and level of cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to renegotiate and comply with the terms of the DIP financing and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

Based in Vancouver, The Loewen Group Inc. currently owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

                                     # # #

Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.